Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Corporation:	Investors and Media:
	Cyanotech Corporation	Guerrant Associates
	Jeffrey H. Sakamoto	Laura Guerrant
	(808) 326-1353	(808) 882-1467
	jsakamoto@cyanotech.com	lguerrant@guerrantir.com

CYANOTECH CORPORATION PROVIDES UPDATE ON

NASDAQ DELISTING NOTIFICATION

KAILUA KONA, Hawaii.—November 14, 2003— Cyanotech Corporation (Nasdaq: CYAN), a world leader in producing high-value natural products from microalgae, today provided an update on the delisting notification by the Nasdaq Listing Qualifications Panel (“Panel”).  In response to the Company’s appeal to the Panel, Cyanotech has been notified that the Panel has made a decision that in order for the Company’s shares to remain listed on the Nasdaq SmallCap Market, the Company’s common stock must demonstrate a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days on or before November 20, 2003.

The Nasdaq Stock Market had previously informed Cyanotech that it was not in compliance with the minimum bid price requirement of $1.00 per share for its common stock as set forth in Nasdaq Marketplace Rule 4310(c)(4).  On September 15, 2003, the Company had requested a hearing before the Panel to appeal the scheduled delisting.

About Cyanotech

Cyanotech Corporation, a world leader in microalgae technology, produces high-value natural products from microalgae and is the world’s largest commercial producer of natural astaxanthin (pronounced “asta-zan-thin”) from microalgae.  Products include BioAstin® natural astaxanthin, a powerful antioxidant with expanding application as a human nutraceutical; NatuRose® natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica®, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market.  Spirulina Pacifica and BioAstin are sold directly online through the Company’s website, www.nutrex-hawaii.com, as well as through resellers worldwide in over 30 countries.  Corporate and product information is available at www.cyanotech.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Except for statements of historical fact, the statements in this press release are forward-looking.  Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made.  These factors include, but are not limited to, general economic conditions, forecasts of sales in future periods, changes in sales levels to our largest customers, weather patterns, risks associated with the acceptance of new products, competition, foreign exchange fluctuations, government regulation, and other factors more fully detailed in the Company’s recent Form 10-Q and annual form 10-K filings with the Securities and Exchange Commission.

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